As filed with the Securities and Exchange Commission on September 15, 2014
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VICON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	11-2160665 (I.R.S. Employer Identification No.)
131 Heartland Boulevard, Edgewood, New York 11717
(Address, including Zip Code, of Registrant’s Principal Executive Offices)

IQinVision, Inc. 2011 Stock Incentive Plan and IQinVision, Inc. 2001 Stock Incentive Plan
(Full Title of the Plan)

Eric Fullerton, Chief Executive Officer
John M. Badke, Chief Financial Officer
Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717
(631) 952-2288
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Alison Newman
Fox Rothschild LLP
100 Park Avenue
New York, NY 10017
(212) 878-7997

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock ($0.01 par value) reserved for issuance pursuant to outstanding stock options under the IQinVision, Inc. 2011 Stock Incentive Plan	9,965 shares(2)	$1.87(3)	$18,635	$2.40
Common Stock ($0.01 par value) reserved for issuance pursuant to outstanding stock appreciation rights under the IQinVision, Inc. 2011 Stock Incentive Plan	227,238 shares(4)	$3.24(5)	$736,251	$94.83
Common Stock ($0.01 par value) reserved for issuance pursuant to outstanding stock options under the IQinVision, Inc. 2001 Stock Incentive Plan	369,813 shares(6)	$1.19(7)	$440,077	$56.68

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the IQinVision, Inc. 2011 Stock Incentive Plan (the “IQinVision 2011 Plan”) and/or the IQinVision, Inc. 2001 Stock Incentive Plan (the “IQinVision 2001 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the IQinVision 2011 Plan, which the Registrant assumed on August 29, 2014 pursuant to the Agreement and Plan of Merger and Reorganization entered into as of March 28, 2014 by and among the Registrant, IQinVision, Inc., a California corporation, and VI Merger Sub, Inc., a California corporation and wholly owned subsidiary of the Registrant (the “Merger Agreement”), after adjustments to the number of shares and the exercise price of each such option pursuant to the Merger Agreement.

(3)
Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee and based upon the weighted-average exercise price of options outstanding under the IQinVision 2011 Plan and assumed by the Registrant.

(4)
Represents shares subject to issuance upon the exercise of stock appreciation rights outstanding under the IQinVision 2011 Plan, which the Registrant assumed on August 29, 2014 pursuant to the Merger Agreement after adjustments to the number of shares and the exercise price of each such option pursuant to the Merger Agreement.

(5)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s common stock on September 12, 2014, as quoted on the NYSE MKT.

(6)
Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the IQinVision 2001 Plan, which the Registrant assumed on August 29, 2014 pursuant to the Merger Agreement after adjustments to the number of shares and the exercise price of each such option pursuant to the Merger Agreement.

(7)
Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee and based upon the weighted-average exercise price of options outstanding under the IQinVision 2001 Plan and assumed by the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the Commission on December 30, 2013;

(2)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013, March 31, 2014 and June 30, 2014 filed with the Commission on February 13, 2014, May 14, 2014 and August 14, 2014, respectively;

(3)
The Registrant’s current reports on Form 8-K filed with the Commission on October 11, 2013, November 8, 2013, December 5, 2013, February 10, 2014, March 31, 2014, May 5, 2014, May 8, 2014, June 9, 2014, July 30, 2014, August 6, 2014, August 29, 2014 and September 11, 2014;

(4)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, SEC File Number 2-66511 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (other than Current Reports on Form 8-K or portions thereof containing Regulation FD disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.
Any statement contained or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
See the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, SEC File Numer 2-66511.
Item 5. Interest of Named Experts and Counsel.
Not Applicable

Item 6. Indemnification of Directors and Officers.
The Registrant, a New York corporation, is empowered by Sections 721-726 of the NYBCL, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its certificate of incorporation or bylaws.
The Registrant’s articles of incorporation do not contain indemnification provisions. Article XII of the bylaws of the Registrant, as amended, requires the Registrant to indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal (and whether or not by or in the right of the Registrant or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise), by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Registrant, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therein, provided that (i) no such indemnification may be made if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled; (ii) no such indemnification shall be required with respect to any settlement unless the Registrant shall have given its prior approval thereto, and (iii) the Registrant shall not be obligated to indemnify any person if and to the extent such person is entitled to indemnification under an insurance policy.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Fox Rothschild LLP as to legality of original issuance securities being registered
23.1	Consent of BDO USA, LLP
23.2	Consent of Fox Rothschild LLP (included in Ex. 5.1)
24	Power of Attorney (filed with signature pages)
99.1	IQinVision, Inc. 2011 Stock Option Plan
99.2	IQinVision, Inc. 2001 Stock Option Plan
Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for the undersigned Registrant’s directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edgewood, State of New York on the 15th day of September, 2014.

VICON INDUSTRIES, INC.

By: /s/ John M. Badke
John M. Badke
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Fullerton as his or her true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney‑in‑fact and agent full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney‑in‑fact and agent his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric Fullerton Eric Fullerton	Chief Executive Officer (Principal Executive Officer) and Director	September 15, 2014
/s/ John M. Badke John M. Badke	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2014
/s/ Arthur D. Roche Arthur D. Roche	Director	September 15, 2014
/s/ Julian A. Tiedemann Julian A. Tiedemann	Director	September 15, 2014
/s/ Gioia Messinger Gioia Messinger	Director	September 15, 2014
/s/ Joseph A. Budano, II Joseph A. Budano, II	Director	September 15, 2014

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion and Consent of Fox Rothschild LLP
23.1	Consent of BDO USA LLP
23.2	Consent of Fox Rothschild LLP (See Ex. 5.1)
24	Power of Attorney (filed with signature pages)
99.1	IQinVision, Inc. 2011 Stock Option Plan
99.2	IQinVision, Inc. 2001 Stock Option Plan